UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549

                                   FORM 8-A

              FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                 PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                       SECURITIES EXCHANGE ACT OF 1934


                             AIR MEDIA NOW!, INC.
            -----------------------------------------------------
            (Exact Name of Registrant as Specified in its Charter)


               Florida                                 65-1096613
 --------------------------------------   ----------------------------------
(State of incorporation or organization) (I.R.S. Employer Identification No.)


                       1016 Clemmons St., Suite 302,
                             Jupiter, FL 33477
                               (561) 745-6789
            ______________________________________________________
         (Address and telephone number of principal executive offices)


Securities to be registered pursuant to Section 12(b) of the Act:

                                          Name of each exchange on which each
Title of each class to be so registered       class is to be registered:
---------------------------------------   ----------------------------------


If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General
Instruction A.(c), please check the following box. [   ]


If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [ X ]


Securities Act registration statement file number to which this form relates:

(If applicable)
__________________________________

Securities to be registered pursuant to Section 12(g) of the Act:

               Common Stock, par value $ 0.001 per share

                           (Title of Class)

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Item 1.  Description of Registrant's Securities to be Registered.

This registration statement relates to the common stock, par value $0.001 per share (the "Common Stock"), of AIR MEDIA NOW!, INC. (the "Registrant").
This registration statement relates to the 300,000,000 authorized shares of the Registrants Common Stock.

Air Media Now!, Inc., (the Company) (formerly known as August Project II Corporation, Traffic Engine.com, Inc., Traffic Engine Holdings, Inc. and Syndeos Group, Inc.) is a publicly traded company incorporated under the laws of the State of Florida on July 10, 1997. The company is not currently reporting company but is currently listed for trading on the National Quotation Bureau Electronic Pink Sheets with the following trading symbol, AMNW.

Registrant's authorized stock consists of 350,000,000 shares of Common and Preferred Stock, par value $0.001 per share, of which 300,000,000 is Common Stock, par value $0.001 per share, and 50,000,000 is Preferred Stock par value $0.001 per share. As of October 24, 2007, there were 136,949,734 shares of Common Stock issued and outstanding and 9,000,000 shares of Preferred Stock Series A issued and outstanding and 951,714 shares of Preferred Stock Series B issued and outstanding. Total Shares, Common and Preferred, issued and outstanding as of October 24, 2007 is 146,901,448.

Common Stock:

   Common Stock - Voting Rights:
   Each holder of Common Stock is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders.

   Dividends:
   Subject to preferences that may be applicable to any then-outstanding shares of preferred stock, if any, and any other restrictions, holders of Common Stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the Registrant's board of directors out of legally available funds. The Registrant and its predecessors have not declared any dividends in the past. Further, the Registrant does not presently contemplate that there will be any future payment of any dividends on Common Stock.

Preferred Stock:

   The Registrant has the authority to issue 50,000,000 shares of preferred stock in one or more series and to determine all of the rights, preferences, privileges and restrictions of the preferred stock. As of the date of this registration statement, the Registrant has 9,000,000 Preferred Stock Series A issued and outstanding and 951,714 Preferred Stock Series B issued and
   outstanding.   An issuance of preferred stock in the future may have the
   effect of delaying or preventing a change in control without further action by Registrant's stockholders and may adversely affect the voting, dividend and other rights of the holders of Registrant's Common Stock. In addition, the issuance of preferred stock with voting and/or conversion rights may adversely affect the voting power of the holders of Registrant's Common Stock, including the loss of voting control to others. The Registrant does not presently contemplate that there will be any future issuances of Preferred Stock.


   Preferred Stock - Voting Rights:
   Each holder of Preferred Stock is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders. Each share of Preferred Stock entitles the holder thereof to one vote, either in person or by proxy, at meetings of shareholders, and such vote shall be equal to the voting rights of the common stock and shall be counted with the common stock toward the election of directors or such other action as the class of common stock shall be entitled. The holders are not permitted to vote their shares cumulatively.

   Preferred Stock - Conversion Rights:
   Each share of Preferred Stock may, at the option of the holder, be converted into fully paid and nonassessable shares of common stock of the corporation, on a one for one basis, at any time after January 1, 2003.

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Item 2.  Exhibits.


     Exhibit No.           Description
    -----------      ----------------------------------------------------------
     Exhibit 3.1      Articles of Incorporation of the Company filed
                      July 10, 1997 (f/k/a August Project II Corp.)

     Exhibit 3.2      ByLaws of the Company (f/k/a TrafficEngine.com, Inc.)

     Exhibit 3.31 Articles of Amendment to Articles of Incorporation filed with the Florida Secretary of State on June 26, 2002.

     Exhibit 3.32 Articles of Amendment to Articles of Incorporation filed with the Florida Secretary of State on January 15, 2002.

     Exhibit 3.33 Articles of Amendment to Articles of Incorporation filed with the Florida Secretary of State on January 22, 2002.

     Exhibit 3.34 Articles of Amendment to Articles of Incorporation filed with the Florida Secretary of State on April 5, 2002.
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SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


  AIR MEDIA NOW!, INC.


 October 24, 2007
 By: /s/ Richard C. Turner
    ----------------------
    Richard C. Turner
    Treasurer and Chief Financial Officer
    (on behalf of the Registrant)